EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Advanced Environmental Recycling Technologies, Inc. Registration Statements on Form S-3 (No. 333-42555), Form S-3 (No. 333-93763), S-3 (No. 333-147679) and Form S-8 (No. 333-120604) of Tullius Taylor Sartain & Sartain LLP’s report dated April 7, 2008 relating to the audits of the financial statements and internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2007.
The report dated April 7, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expressed an opinion that Advanced Environmental Recycling Technologies, Inc. had not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
On January 7, 2009 Tullius Taylor Sartain & Sartain LLP merged with Hogan & Slovacek P.C. to form HoganTaylor LLP.
/s/ HoganTaylor LLP
February 6, 2009